Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.
2 Year Floater due 2009
Final Term Sheet
April 18, 2007

Issuer:                   	 Citigroup Funding Inc.

Guarantee:		Any payments due on the Notes are fully and
                        unconditionally guaranteed by Citigroup Inc.,
                        Citigroup Funding's parent company.

Rating of Issuer's  	Aa1/AA/AA+ (Moody's/S&P/Fitch)based upon the Citigroup
  Obligations:          guarantee.

Offering:                 Two Year Floater due 2009

Principal Amount Issued:  US $500,000,000.00

Pricing Date:            April 18, 2007

Issue Date:               April 23, 2007

Maturity Date:          April 23, 2009

Issue Price:              100% of the principal amount

Underwriting Discount:    0.125%

Interest Rate:         	1-month USD-BBA-Libor Flat

Interest Rate Reset:      Monthly on coupon payment dates

Coupon Payment Dates: Monthly on the 23rd provided that if any Interest Payment
		        Date (other than Maturity Date) would otherwise fall on a day that is not a Business Day, then the Interest Payment Date will be the first following day that is a Business day, with adjustment for period end dates.

First Coupon Date:        May 23, 2007

Day Count Convention:     Actual/360

Accrue to Pay:            Yes

Rate cutoff:             2 London Business Days

Payment at Maturity:      100% of the principal amount

Early Redemption:         Not Callable

Business Day:             New York and London
			  Modified Following Business Day Convention

Calculation Agent:        Citibank, N.A.

Form and Denomination:    Registered Medium-Term Notes in minimum denominations
		           and minimum increments of US$1,000.00

Clearing and Settlement:     DTC

Listing:                  	None

Sole Lead Manager:        	Citigroup Global Markets Inc.

Co-Managers:              	SBK Brooks Investment
                          	Apex Pryor Securities

CUSIP/ISIN Number:        	1730T0CP2



Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission ('SEC') for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.


					Page 1